Exhibit 10.23
CENTURI HOLDINGS, INC.
FORM OF LONG-TERM INCENTIVE CASH AWARD AGREEMENT
This Form of Long-Term Incentive Cash Award Agreement, together with Appendix A (collectively, this “Award Agreement”) is dated as of ________, _____, by and between Centuri Holdings, Inc., (the “Company” or “Centuri”) and _________ (the “Grantee”).
Overview of Your Long-Term Incentive Cash Award Opportunity

Target Amount of Long-Term Incentive Cash Award:    $_________ (Base Salary on [ ] x applicable percentage) (the “Target Cash Award”)

Date of Grant: __________, _____ (the “Date of Grant”)

Performance Cycle: __________, _____ to __________, _____ (the “Performance Cycle”)

Vesting Schedule: Unless otherwise provided in this Award Agreement, subject to the Grantee’s continuous service and other terms and conditions set forth in this Award Agreement, the Cash Award shall become eligible to vest only if and to the extent that the applicable performance criteria set forth in Section 3 is satisfied during the Performance Cycle. If the performance criteria has been satisfied, then the amount of Cash Award earned based on achievement level of the performance criteria will vest in accordance with the following schedule if and only to the extent that the Grantee remains in continuous service with the Company or one of their affiliates through each applicable Vesting Date set forth below (the “Service-Based Condition”):

% of Cash Award Earned	Vesting Date
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%
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1.    Grant of Cash Award.

The Company hereby grants the Grantee a cash award subject to the terms and conditions of this Award Agreement (the “Cash Award”). The amount of Cash Award that may be earned under this Award Agreement, if any, may range from [ ]% to [ ]% of the Target Cash Award based on achievement of the performance criteria set forth in Section 3. The grant of the Cash Award is made in consideration of the services to be rendered by the Grantee to Centuri or one of its affiliated companies. The Cash Award represents a right to receive an amount of cash payment based on achievement of the performance criteria set forth in Section 3 on the applicable Vesting Date, subject to the terms and conditions set forth in this Award Agreement. The Cash Award shall be credited to a separate account maintained for the Grantee on the books and records of Centuri. The Cash Award credited to the Grantee’s account shall continue for all purposes to be part of the general assets of Centuri. No interest or other amounts are credited or accrued on the Cash Award. The Cash Award or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Cash Award or the rights relating thereto during the restriction period shall be wholly ineffective.

2.    Vesting in Cash Award.
Except as otherwise provided herein, the Cash Award is subject to both performance-based vesting conditions and service-based vesting conditions as described in the Vesting Schedule.
3.    Performance Criteria.
Subject to the Grantee’s continuous service with Centuri or one of its affiliates, the amount of Cash Award earned will be determined based on the level of achievement of the [ ] goal during the Performance Cycle as set forth below. To the extent performance is between Threshold level and Maximum level, the percentage of the Target Cash Award earned will be determined using a straight-line interpolation between [ ]% and [ ]%. The achievement level of the performance criteria shall be determined by the Company’s Compensation Committee (the “Committee”) as soon as administratively feasible following the end of the Performance Cycle, but in no event later than 60 days following the end of the Performance Cycle (the date that the Committee certifies the performance result, the “Certification Date”).

Performance Schedule
Performance Level	[ ]	% of Target Cash Award Earned
Threshold	______	______%
Target	______	______%
Maximum	______	______%

4.    Forfeiture of Cash Award.
Except as otherwise provided in this Award Agreement, any portion of the Cash Award granted under this Award Agreement that is not earned as of the Certification Date shall be forfeited as of the Certification Date. In addition, except as otherwise provided in this Award Agreement, any unvested Cash Award, whether or not earned, shall be forfeited in case of a Termination for any reason prior to the applicable Vesting Date. The Grantee agrees to execute such documentation that may be reasonably requested by Centuri or an affiliated company in connection with such forfeiture. All rights of Grantee with respect to any forfeited portion of the Cash Award shall cease and terminate upon forfeiture of such Cash Award without any further obligation on the part of Centuri or any affiliated company.
5.    Termination of Employment.
(a)    During the Performance Cycle.
(i)    Death, Disability or an Involuntary Termination Within Six Months Following a Change in Control. Notwithstanding the Vesting Schedule, if during the Performance Cycle, the Grantee has a Termination due to (x) the Grantee’s death, (y) a Termination by Centuri or an affiliated company due to the Grantee’s Disability, or (z) an Involuntary Termination within six (6) months following the date of a Change in Control (or, if applicable, such longer period in the Grantee’s employment agreement, if any), the Performance Cycle for purposes of Section 3 shall be deemed to have ended and a prorated portion of the Cash Award shall vest as of the date of such Termination. The prorated portion of the Cash Award vested shall be determined by multiplying (A) the amount of the Target Cash Award, by (B) a fraction, the numerator of which is the number of full months of continuous service that the Grantee provided between __________, _____ and the date of such Termination, and the denominator of which is twelve (12).
(ii)    Retirement. Notwithstanding the Vesting Schedule, if during the Performance Cycle, the Grantee has a Termination due to Retirement, the amount of Cash Award earned, if any, shall not be determined until the end of the Performance Cycle, and a prorated portion of the Cash Award shall vest as of the Certification Date. The prorated portion of the Cash Award vested shall be determined by multiplying (A) a fraction, the numerator of which is the number of full months of continuous service that the Grantee provided between __________, _____ and the date of such Termination, and the denominator of which is thirty-six (36), by (B) the amount of Cash Award that the Grantee would have earned based on actual performance achieved over the original Performance Cycle had the Grantee provided continuous service through the last date of the Performance Cycle.
(b)    After Conclusion of the Performance Cycle and Prior to the Final Vesting Date.
(i)    Death, Disability or an Involuntary Termination Within Six Months Following a Change in Control. Notwithstanding the Vesting Schedule, if after the end of the Performance Cycle but prior to an applicable Vesting Date, the Grantee has a Termination due to (x) the Grantee’s death, (y) by Centuri or an affiliated company due to the Grantee’s Disability or (z) an Involuntary Termination within six (6) months following the date of a Change in Control (or, if applicable, such longer period in the Grantee’s employment agreement, if any), the Service-Based Condition shall be deemed satisfied and the amount of Cash Award earned based on the level of achievement of the performance goal during the Performance Cycle (to the extent not already vested on a prior Vesting Date) shall become immediately vested as of the later of the Certification Date and the date of such Termination.
(ii)    Retirement or an Involuntary Termination After Six Months Following a Change in Control. Notwithstanding the Vesting Schedule, if after the end of the Performance Cycle but prior to the applicable Vesting Date, the Grantee has a Termination due to (x) Retirement or (y) an Involuntary Termination that occurs after six (6) months following the date of a Change in Control (or, if applicable, such longer period in the Grantee’s employment agreement, if any), a prorated portion of the Cash Award earned based on the level of achievement of the performance criteria during the Performance Cycle shall vest as of the later of the Certification Date and the date of such Termination. The prorated portion of the Cash Award that will vest shall be determined by multiplying (A) a fraction, the numerator of which is the number of full months of continuous service that the Grantee provided between __________, _____ and the date of such Termination, and the denominator of which is thirty-six (36), by (B) the amount of Cash Award earned during the Performance Cycle, with such amount then reduced by any portion of the Cash Award already paid in connection with a prior Vesting Date.
(c)    Other Terminations. For the avoidance of doubt, if the Grantee has a Termination for any reason other than those set forth in Section 5(a) or Section 5(b) prior to the applicable Vesting Date, then any unvested portion of the Cash Award shall be forfeited and the Grantee’s rights with respect to any unvested portion of the Cash Award shall cease and terminate, without any further obligation on the part of the Company, Centuri or any affiliated company.
6. Payment of Cash Award.
(a)    As soon as administratively possible, as determined solely by the Company, but within sixty (60) days following each Vesting Date, the Grantee shall receive a cash payment equal to the amount of Cash Award vested on the applicable Vesting Date (the “Payment Date”), subject to reduction for applicable tax and other withholdings in accordance with Section 8; provided that if the Grantee has a Termination (i) for Cause or (ii) a voluntary resignation not for Good Reason (if applicable) or Retirement between the Vesting Date and the Payment Date, the Grantee shall forfeit the unpaid portion of the Cash Award, and the Grantee shall not be entitled to any further payments after the date of such Termination under this Award Agreement.
(b)    Notwithstanding the forgoing, if any portion of the Cash Award vests pursuant to Section 5(a) or Section 5(b), the Grantee shall receive a cash payment equal to the amount of Cash Award vested as determined under Section 5(a) or Section 5(b), as applicable, within sixty (60) days following the date such Cash Award vests (or such later date as may be required by Section 9).
7. Administration.
The terms of this Award Agreement shall be administered and interpreted by the Committee pursuant to the administrative powers given to it hereunder; accordingly, the Committee may interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in this Award Agreement. Any decision or interpretation made, or action taken, by the Committee in connection with the administration of the Cash Award shall be final, conclusive and binding on the Grantee. Specifically, subject to applicable laws, the Committee shall have the authority, in its sole and absolute discretion to:
(a)    determine whether and when the Cash Award vests and the performance goal is achieved;
(b)    to adjust performance criteria or performance results to take into account changes in law, accounting or tax rules, or transactions or other extraordinary, unforeseeable, nonrecurring or infrequently occurring events or circumstances as the Committee deems necessary or appropriate to avoid windfalls or hardships;
(c)    to approve corrections in the documentation or administration of the Cash Award; and
(d)    to take such other action as the Committee deems appropriate.
8. Tax Liability and Withholding.
The Grantee shall be required to pay to Centuri or an affiliated company, and Centuri or an affiliated company shall have the right to deduct from the Cash Award (or any portion thereof) paid to the Grantee pursuant to the Award Agreement, the amount of any required withholding or other taxes in respect of the Cash Award and to take all such other action as the Committee (as defined below) deems necessary to satisfy all obligations for the payment of such withholding and other taxes.
Notwithstanding any action Centuri or an affiliated company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and none of Centuri or any affiliated company (a) make any representation or undertakings regarding the treatment of any Tax- Related Items in connection with the grant, vesting or settlement of the Cash Award; and (b) does not commit to structure the Cash Award to reduce or eliminate the Grantee's liability for Tax-Related Items.
9. Section 409A.
This Award Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Any payment under this Award Agreement that is subject to the requirements of Section 409A of the Code may only be made in a manner and upon an event permitted by Section 409A of the Code. Payments upon termination of employment may only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding the foregoing, none of the Company or any affiliated company makes any representations that the payment provided under this Award Agreement comply with Section 409A of the Code and in no event shall the Company or any affiliated company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code. Notwithstanding anything to the contrary herein, in the case of a payment of the vested Cash Award on account of any Termination as provided for above, other than death, if the Grantee is a “specified employee” as defined in Section 409A of the Code, to the extent required to avoid penalty taxes under Section 409A, payment of the vested portion of the Cash Award shall not occur until the date which is six (6) months following the date of the Grantee’s Termination (or, if earlier, the date of death of the Grantee).
10. Miscellaneous.
(a)    Nothing in this Award Agreement shall interfere with or limit in any way the right of the Company or any affiliated company to terminate the Grantee’s employment, nor confer upon the Grantee any right to continued employment with the Company or any affiliated company.

(b)    No amendment or modification of this Award Agreement may in any way adversely affect the Grantee’s rights under this Award Agreement without the Grantee’s written consent.
(c)    This Award Agreement shall be subject to all applicable laws, rules, and regulations.

(d)    Any dispute regarding the interpretation of this Award Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

(e)    The value of the Cash Award is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit, unless otherwise provided in the Grantee’s employment agreement, if any, with Centuri or an affiliated company.

(f)    This Award Agreement shall be governed by the corporate laws of the State of Nevada, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Award Agreement to the substantive law of another jurisdiction. Grantee acknowledges that this Award Agreement sets forth the entire understanding between Grantee and the Company regarding the Grantee’s Cash Award. The Grantee has reviewed and fully understands all provisions of this Award Agreement in its entirety and agrees to be bound by the determinations of the Committee. The Grantee acknowledges that the Cash Award hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated until the restrictions on the Cash Award are removed and the Cash Award is paid to the Grantee. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or payment of the Cash Award and that the Grantee has been advised to consult a tax advisor prior to such vesting or payment.

(g)    Grantee’s Cash Award is subject to the provisions of the Company’s clawback policy as effective from time to time.

CENTURI HOLDINGS, INC.
By:         Christian Brown, President and Chief Executive Officer

GRANTEE
By:          _________________

APPENDIX A
Definitions
For purposes of this Award Agreement, the following terms shall have the following meanings:
“Cause” means as such term is defined in the Grantee’s employment agreement, if any, with Centuri or an affiliated company; provided, however, if the Grantee does not have an employment agreement with Centuri or an affiliated company, “Cause” shall mean the Grantee has engaged in any one or more of the following: (a) the Grantee’s negligence in the performance of, intentional nonperformance of, or inattention to the Grantee’s material duties and responsibilities, any of which continue for five (5) business days after receipt of written notice of need to cure the same; (b) the Grantee’s willful dishonesty, fraud or material misconduct with respect to the business or affairs of Centuri or an affiliated company; (c) the violation by the Grantee of any of the Centuri or an affiliated company’s policies or procedures, which violation is not cured by the Grantee within five (5) business days after the Grantee has been given written notice thereof; (d) a conviction of, a plea of nolo contendere, a guilty plea, or confession by the Grantee to, an act of fraud, misappropriation or embezzlement or any crime punishable as a felony or any other crime that involves moral turpitude; (e) the Grantee’s use of illegal substances or habitual drunkenness; (f) the breach by the Grantee of the Grantee’s employment or other service agreement if the Grantee does not cure such breach within five (5) business days after the Grantee has been given written notice thereof; or (g) a breach by the Grantee of any non-solicitation, non-compete, and/or confidentiality requirements to which the Grantee is required to comply pursuant to this Award Agreement and any other agreement that the Grantee has with Centuri or an affiliated company.
“Change in Control” means (a) the sale (other than to a member of Centuri and its predecessors, successors, and past, present and future parent companies, operating companies, divisions, subsidiaries and/or affiliates (collectively, the “Employer Group”)) of substantially all of the operating assets of (1) Centuri and its subsidiaries or (2) Southwest Gas Holdings, Inc. (“SWX”) and its subsidiaries, (b) the acquisition (other than by a member of the Employer Group) of more than fifty percent (50%) of the stock of Centuri by a group of shareholders or an entity which acquires control of Centuri, (c) a merger or consolidation of Centuri with any other entity, other than a merger or consolidation which would result in the voting securities of Centuri outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) fifty percent (50%) or more of the total voting power represented by the voting securities of Centuri or such surviving entity outstanding immediately after such merger or consolidation, (d) a merger or consolidation of SWX with any other entity, other than a merger or consolidation which would result in the voting securities of SWX outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) fifty percent (50%) or more of the total voting power represented by the voting securities of SWX or such surviving entity outstanding immediately after such merger or consolidation, (e) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1) thereunder), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of SWX representing more than 30% of the combined voting power of SWX’s then outstanding securities entitled to then vote generally in the election of directors of SWX, or (f) during any period not longer than two (2) consecutive years, individuals who at the beginning of such period constituted the board of directors of SWX cease to constitute at least a majority thereof, unless the election, or the nomination for election by SWX’s shareholders, of each new board member was approved by a vote of at least three-fourths (3/4) of the board members then still in office who were board members at the beginning of such period (including for these purposes, new members whose election was so approved). For the avoidance of doubt, an initial underwritten offering pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933, as amended, after which Centuri’s common equity securities will be traded on a U.S. national securities
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exchange or a spin-off of Centuri from SWX that resulted in Centuri’s common equity securities being listed on a U.S. national securities exchange shall not constitute a Change in Control.
“Disability” means such term as defined in the Grantee’s employment agreement, if any, with Centuri or an affiliated company, and if the Grantee does not have an employment agreement, “Disability” means that the Grantee has been determined to be disabled in accordance with the disability insurance maintained by Centuri.
“Good Reason” means such term as defined in the Grantee’s employment agreement, if any, with Centuri or an affiliated company, and if the Grantee does not have an employment agreement, then Good Reason shall not be applicable under this Award Agreement.
“Involuntary Termination” means a Termination (a) by the Company without Cause (and, for clarity, not due to the Grantee’s death, Disability or Retirement) or (b) if the Grantee has an employment agreement with Centuri or an affiliated company that includes Good Reason, by the Grantee for Good Reason; provided, however, that clause (b) shall not apply if either the Grantee does not have an employment agreement with Centuri or an affiliated company or the Grantee’s employment agreement does not include a definition of Good Reason.
“Retirement” means (i) with approval from the Centuri Chief Executive Officer (or in the case of the Chief Executive Officer, with the approval of the Committee), the Grantee elects to terminate his/her employment with Centuri, or one of its affiliated companies, after both attaining age 59½, and completing twelve (12) complete calendar months of employment; or (ii) the Grantee has attained age 65 and elects to leave his/her employment with Centuri, or one of its affiliated companies.
“Termination” means termination of the Grantee’s employment with Centuri, and its affiliated companies, if the Grantee dies, or retires, or otherwise has a termination of employment with Centuri, and its affiliated companies; provided, that a Grantee’s employment relationship is treated as continuing intact while on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months, if a Grantee’s right to reemployment is provided either by statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Grantee will return to perform services for Centuri or an affiliated company. If the period of leave exceeds six (6) months and the Grantee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Grantee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period. For purposes of the definition of “Termination,” the term “Centuri” includes all other organizations that together with Centuri are part of the Code Section 414(b)-(c) controlled group of organizations. Whether a Grantee has incurred a Termination shall be determined based in accordance with Section 409A of the Code. Additionally, if a Grantee ceases to work as a Centuri employee or an employee of an affiliated company, but is retained to provide services as an independent contractor of Centuri or an affiliated company, the determination of whether the Grantee has incurred a Termination shall be determined based in accordance with Section 409A of the Code.

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